Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 15, 2005, relating to the financial statements and financial statement schedule of Jupitermedia Corporation and our report dated April 28, 2005, relating to management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Jupitermedia Corporation for the year ended December 31, 2004, as amended, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Stamford, Connecticut

August 31, 2005